EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SulphCo Announces Registered Direct Offering of Common Stock

Houston, February 1, 2011 (GLOBE NEWSWIRE) — SulphCo, Inc. (the “Company” or “SulphCo”) (NYSE-Amex: SUF), a technology company with a patented ultrasound process designed to desulfurize liquid petroleum streams, announced today that it has executed Subscription Agreements on February 1, 2011 for the sale of 13,333,334 equity units at $0.15 per unit in a registered direct offering to two institutional investors resulting in gross proceeds of approximately $2 million. After fees and expenses, net proceeds to the Company will be approximately $1.9 million.

Each equity unit is comprised of one share of common stock, a warrant to purchase approximately 0.45 shares of SulphCo common stock at a price of $0.20 with a term of five years and a warrant to purchase approximately 0.24 shares of SulphCo common stock at a price $0.20 with a term of 66 months but not exercisable until 181 days after the closing date of the transaction. In addition, the Company has agreed to amend and re-issue warrants to purchase 2,745,098 shares of SulphCo common stock currently held by one of the investors. The re-issued warrants – equal in number to the original warrants – will allow the holders to purchase shares of SulphCo common stock at a price of $0.20 per share with a term of 54 months. The re-issued warrants are not exercisable until 181 days after the closing date of the transaction.

The transaction will close on or before February 4, 2011, subject to customary closing conditions.  The offering is being conducted pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission on October 20, 2010.  A prospectus supplement related to these securities will be filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction which such offer, solicitation or sale would be unlawful.

About SulphCo, Inc.

Houston-based SulphCo has developed a patented safe and economic process employing ultrasound technology to alter the molecular structure of liquid petroleum streams. The overall process is designed to "upgrade" the quality of liquid petroleum streams by modifying and reducing the sulfur and nitrogen content making those compounds easier to process using conventional techniques, as well as reducing the density and viscosity.  For more information, please visit http://www.sulphco.com/.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

For further information please contact:

Stanley W. Farmer
President and Chief Financial Officer
713-896-9100